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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 1999
                         ------------------------------

To the Stockholders of Fisher Scientific International Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Fisher Scientific International Inc. (the "Company") will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on Tuesday, May 11, 1999, at 9:00 a.m., local time, for the following purposes:

     1. To elect three directors of the Company, each for a term of three years;

     2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Common Stock at the close of business on April 5, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,
                                            /S/ Todd M. DuChene
                                            Todd M. DuChene Vice President --
                                            General Counsel and Secretary

Hampton, New Hampshire
April 12, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 11, 1999
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                                                  April 12, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fisher Scientific International Inc., a Delaware corporation ("Fisher" or the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on Tuesday, May 11, 1999 at 9:00 a.m., local time, and at any adjournment thereof. This proxy statement and the related proxy card, together with the Company's Annual Report to Stockholders for the year ended December 31, 1998, were first mailed by the Company on or about April 12, 1999 to stockholders of record as of April 5, 1999.

     All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with the specifications thereon, or, if no specification is made, will be voted FOR approval of the proposals and FOR election of each of the nominees for director set forth in the Notice of Annual Meeting of Stockholders. A previously returned proxy may be revoked by any stockholder who attends the meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Secretary of the Company.

     A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies the Company in accordance with the By-laws of the Company, not later than the close of business on the tenth day following the day on which the notice of the date of the Annual Meeting was mailed. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Fisher, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges.

                              THE RECAPITALIZATION

     On August 7, 1997, Fisher and FSI Merger Corp. ("FSI"), a Delaware corporation that as of August 4, 1997 was wholly-owned by Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III"), entered into an Agreement and Plan of Merger (as amended and restated on September 11 and November 14, 1997, and as further amended on January 16, 1998, the "Merger Agreement"). The Merger Agreement provided, among other things, for the merger of FSI with and into Fisher (the "Merger") as part of the recapitalization of Fisher.

     Stockholders of Fisher approved the Merger Agreement on January 16, 1998 and the transactions contemplated by the Merger Agreement were consummated on January 21, 1998. At the effective time (the "Effective Time") of the Merger, shares of voting common stock of FSI were converted into 27,359,285 shares of Fisher common stock, $0.01 par value per share ("Common Stock") (adjusted to give effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998), and the outstanding shares of non-voting common stock of FSI were converted into 4,035,290 shares of Fisher non-voting common stock (adjusted to give effect to a 5-for-1 stock split payable April 1, 1998 to stockholders of record on March 19, 1998).

     At the Effective Time, the Company, certain shareholders and members of management, collectively holding 91% of the voting power of Fisher's stock (including holders of shares of non-voting common stock exchangeable for shares of voting common stock under certain circumstances), entered into an Investors' Agreement dated January 21, 1998 and amended March 29, 1999 (as amended, the "Investors' Agreement"), which provides that following the Effective Time the Board of Directors of Fisher will comprise at least nine and no more than ten members, four of which will be nominated by Equity Fund III, one of which will be nominated by DLJ Merchant Banking Partners II, C.P. ("DLJ Partners II"), one of which will be Mr. Montrone and one of which will be Mr. Meister (Montrone and Meister collectively, the "Management Directors"). Further, at least two of the members shall not be "Affiliates" or "Associates" of any party to the Investors' Agreement within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of the parties to the Investors' Agreement entitled to vote for the election of directors has agreed to vote its shares of Common Stock in favor of the persons so nominated or designated, provided that none of the parties will be required to vote for another party's nominee or a Management Director, as it were, if the number of Shares beneficially held by the person or group making the nomination or by such Management Director is less than 10% of such person's or group's or such Management Director's ownership in the Company immediately following the Effective Time.

     The parties to the Investors' Agreement are the Company; Equity Fund III; THL-CCI Limited Partnership ("THL-CCI"); THL Foreign Fund III, L.P. ("Foreign Fund III"); THL FSI Equity Investors, L.P. ("THL-FSI"); David V. Harkins, Anthony J. DiNovi, Scott M. Sperling and Kent R. Weldon (collectively, the "THL Directors"); certain persons affiliated with Thomas H. Lee Company or the THL Directors (collectively, the "Additional THL Persons" and together with Equity Fund III, THL-CCI, Foreign Fund III, THL FSI and the THL Directors, the "THL Entities"); DLJ Partners II; DLJ Merchant Banking Partners II-A, L.P. ("DLJ Partners II-A"), DLJ Offshore Partners II, C.V. ("DLJ Offshore II"); DLJ Diversified Partners, L.P. ("DLJ Diversified"); DLJ Diversified Partners-A, L.P. ("DLJ Diversified-A"); DLJ Millennium Partners, L.P. ("DLJ Millennium"); DLJ Millennium Partners-A, L.P. ("DLJ Millennium-A"); DLJMB Funding II, Inc. ("DLJ Funding II"); UK Investment Plan 1997 Partners ("UK Partners"); DLJ EAB Partners, L.P. ("DLJ EAB"); DLJ ESC II, L.P. ("DLJ ESC II"), and DLJ First ESC, L.P. ("DLJ ESC" and, together with DLJ Partners II, DLJ Partners II-A, DLJ Offshore II, DLJ Diversified, DLJ Diversified-A, DLJ Millennium, DLJ Millennium-A, DLJ Funding II, UK Partners, DLJ EAB and DLJ ESC II, the "DLJ Entities"); Chase Equity Associates, L.P. ("CEA"); Merrill Lynch KECALP L.P. 1997 ("ML KECALP"); KECALP Inc. ("KECALP"); ML IBK Positions, Inc. ("ML IBK" and together with ML KECALP and KECALP, the "ML Entities"); and Paul M. Montrone, Paul M. Meister, David T. Della Penta, Denis N. Maiorani, Todd M. DuChene and certain other members of Fisher management (collectively, the "Management Investors").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Holders of record of Common Stock, at the close of business on April 5, 1999 are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each of the matters properly presented at the Annual Meeting. A stockholders' list will be available for examination by Fisher stockholders at the Annual Meeting.

     On April 5, 1999 there were 26,997,367 shares of Common Stock issued and outstanding. In addition, the Company had 4,035,290 shares of Non-Voting Common Stock and 9,000,000 shares of Series B Non-Voting Common Stock issued and outstanding, neither of which series is eligible to vote at the meeting. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

     The following table sets forth as of April 5, 1999 certain information concerning each person believed to be a beneficial owner of more than 5% of Common Stock and beneficial ownership of Common Stock by each nominee, director, named executive officer and all directors and executive officers as a group. CEA is the beneficial owner of all 4,035,290 issued and outstanding shares of Non-Voting Common Stock, and Equity Fund III, THL-FSI, Foreign Fund III and THL-CCI are the beneficial owners of all 9,000,000 issued and outstanding shares of Series B Non-Voting Common Stock.

                                                                                         PERCENT OF
                                       SHARES OF         PERCENT OF      SHARES OF          NON-      PERCENT OF
NAME OF BENEFICIAL OWNER              COMMON STOCK         VOTING     NON-VOTING STOCK     VOTING     O/S STOCK
------------------------              ------------       ----------   ----------------   ----------   ----------
Thomas H. Lee Equity Fund III,
  L.P. .............................   12,749,345(1)(2)(3)   44.50%       9,000,000(4)     67.33%       52.18%
DLJ Merchant Banking Partners II,
  L.P. et al........................    6,551,005(2)(5)(6)   23.82%                                     16.16%
Chase Equity Associates, L.P. ......            0              *          4,367,335(7)     32.67%       10.82%
Paul M. Montrone....................    2,293,427(2)(8)       8.36%                                      5.67%
Paul M. Meister.....................    1,453,807(2)(9)       5.33%                                      3.61%
David T. Della Penta................      115,000(2)(10)       *                                            *
David V. Harkins....................       63,433(2)(11)       *             44,777(12)        *            *
Denis N. Maiorani...................       76,084(2)(13)       *                                            *
Todd M. DuChene.....................       48,320(2)(14)       *                                            *
Scott M. Sperling...................       31,717(2)(15)       *             22,388(16)        *            *
Anthony J. DiNovi...................       31,717(2)(17)       *             22,388(18)        *            *
Kent R. Weldon......................        4,756(2)(19)       *              3,359(20)        *            *
Mitchell J. Blutt...................            0              *                                            *
Michael D. Dingman..................            0              *                                            *
Robert A. Day.......................            0              *                                            *
All directors and executive officers
  as a group (14 individuals).......    4,180,370(2)(21)   15.02%            92,912            *        10.46%

---------------

  * Less than 1%

 (1) The address of Thomas H. Lee Equity Fund III, L.P. is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts. The information is based on a Schedule 13D dated January 21, 1998 filed with the Securities and Exchange Commission ("SEC") by the THL Entities, Thomas H. Lee Equity Advisors III

     Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp. ("THL Investment"). Each of the THL Entities, Advisors III, Trust III and THL Investment expressly disclaims beneficial ownership of shares of Common Stock held by others.

 (2) By virtue of the Investors' Agreement, the THL Entities, the ML Entities, the DLJ Entities and the Management Investors may constitute a "group" under the Securities Exchange Act of 1934, as amended. Each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of Common Stock held by others.

 (3) Includes 6,652,027 outstanding shares and 991,340 shares issuable upon the exercise of warrants to purchase shares owned by Equity Fund III; 3,342,094 outstanding shares and 498,070 shares issuable upon the exercise of warrants to purchase shares owned by THL-FSI; 411,607 outstanding shares and 61,340 shares issuable upon the exercise of warrants to purchase shares owned by Foreign Fund III; 409,667 outstanding shares and 61,045 shares issuable upon the exercise of warrants to purchase shares owned by THL-CCI; 55,203 outstanding shares and warrants to purchase 8,230 shares owned by Mr. Harkins and persons affiliated with Mr. Harkins (see footnote 11); 27,602 outstanding shares and warrants to purchase 4,115 shares issuable upon the exercise of warrants to purchase shares owned by Mr. Sperling or a limited partnership of which Mr. Sperling is a general partner (see footnote 15); 27,602 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi; 4,141 outstanding shares and warrants to purchase 615 shares owned by Mr. Weldon; and 165,817 outstanding shares and warrants to purchase 24,715 shares attributable to the Additional THL Persons.

 (4) Includes the following shares of Series B Non-Voting Common Stock:
     5,395,598 shares owned by Equity Fund III; 2,710,841 shares of owned by THL FSI; 333,863 shares owned by Foreign Fund III; 332,293 shares owned by THL-CCI; 44,777 shares owned by Mr. Harkins and persons affiliated with Mr. Harkins; 22,388 shares owned by Mr. Sperling and persons affiliated with Mr. Sperling; 22,388 shares owned by Mr. DiNovi, 3,359 shares owned by Mr. Weldon; and 134,493 shares owned by the Additional THL Persons, which stock is convertible on a one-to-one basis into shares of Common Stock, as provided by the Company's Amended and Restated Certificate of Incorporation, as amended.

 (5) The address of DLJ Merchant Banking Partners II, L.P. is 277 Park Avenue, New York, New York 10172. The information is based on a Schedule 13D dated January 21, 1998 filed with the SEC by the DLJ Entities and DLJ Merchant Banking II, LLC, DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., UK Investment Plan 1997, Inc., Donaldson, Lufkin & Jenrette, Inc., The Equitable Companies Incorporated, AXA-UAP, Finaxa, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees pursuant to a Voting Trust dated as of May 12, 1992, as amended (collectively, the "Additional DLJ Persons"). Each of the DLJ Entities and the Additional DLJ Persons expressly disclaims beneficial ownership of shares held by others.

 (6) Includes 3,812,895 outstanding shares and 313,745 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II; 676,965 outstanding shares and 55,700 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Funding II; 719,015 outstanding shares and 59,165 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC II; and 844,060 outstanding shares and 69,460 shares issuable upon the exercise of warrants to purchase shares owned by the remaining DLJ Entities.

 (7) The address of CEA is 270 Park Avenue, New York, New York 10172. CEA is the owner of 4,035,290 outstanding shares of Non-Voting Common Stock and warrants to purchase 332,045 shares of Non-Voting Common Stock, which stock is convertible on a one-to-one basis into shares of Common Stock, as provided by the Company's Amended and Restated Certificate of Incorporation, as amended. Mitchell J. Blutt, M.D.

     serves as a director of the Company and is a general partner of Chase Capital Partners, the sole general partner of CEA. Dr. Blutt expressly disclaims beneficial ownership of shares held by CEA.

 (8) Includes 449,542 shares issuable upon exercise of options within 60 days of April 5, 1999, 275,000 shares owned directly by Mr. Montrone, 362,500 shares which are held in the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust") and 1,206,385 shares which are held in a rabbi trust established under agreement dated January 21, 1998 (the "Rabbi Trust").

 (9) Includes 270,767 shares issuable upon exercise of options within 60 days of April 5, 1999, 175,000 shares owned directly by Mr. Meister, 271,500 shares which are held in the Savings Trust and 736,540 shares which are held in the Rabbi Trust.

(10) Includes 65,000 shares issuable upon exercise of options within 60 days of April 5, 1999 and 50,000 shares owned directly by Mr. Della Penta.

(11) Includes 49,682 outstanding shares and 7,405 shares issuable upon the exercise of warrants to purchase shares owned directly by Mr. Harkins and 5,521 outstanding shares and 825 shares issuable upon the exercise of warrants to purchase shares owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership.

(12) Includes 40,298 shares owned by Mr. Harkins directly and 4,479 shares owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership.

(13) Includes 15,295 shares issuable upon exercise of options within 60 days of April 5, 1999 and 60,790 shares held in the Rabbi Trust.

(14) Includes 12,320 shares issuable upon exercise of options within 60 days of April 5, 1999 and 36,000 shares held in the Rabbi Trust.

(15) Includes 16,562 outstanding shares and warrants to purchase 2,470 shares owned by Mr. Sperling directly, and 11,040 outstanding shares and warrants to purchase 1,645 shares by the Sperling Family Limited Partnership as to which shares and warrants Mr. Sperling expressly disclaims beneficial interest.

(16) Includes 13,433 shares owned by Mr. Sperling directly and 8,955 shares owned by the Sperling Family Limited Partnership as to which shares Mr. Sperling expressly disclaims beneficial interest.

(17) Includes 27,602 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi directly.

(18) Shares held by Mr. DiNovi directly.

(19) Includes 4,141 outstanding shares and 615 shares issuable upon the exercise of warrants to purchase shares held by Mr. Weldon directly.

(20) Shares held by Mr. Weldon directly.

(21) Includes 824,042 shares issuable upon exercise of options within 60 days of April 5, 1999, 605,772 shares held directly, 650,561 shares held indirectly,17,075 shares issuable upon the exercise of warrants and 2,082,920 shares deferred into the Rabbi Trust.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Board of Directors of Fisher (the "Board") consists of Paul M. Montrone (Chairman), Paul M. Meister (Vice Chairman), Mitchell J. Blutt, M.D., Robert A. Day, Michael D. Dingman, Anthony J. DiNovi, David V. Harkins, Scott M. Sperling and Kent R. Weldon each of whom (other than Messrs. Montrone, Dingman and Day) became a member of the Board in January 1998.

     The Restated Certificate of Incorporation and By-laws of Fisher provide that the Board shall be divided into three classes. Upon recommendation of the Nominating Committee and in accordance with the Investors' Agreement, the Board has nominated for election as directors at the Annual Meeting Messrs. Blutt, Harkins and

Meister, each of whom is currently a director whose term expires at the Annual Meeting. If elected, the nominees will serve for a three-year term expiring in 2002. Management does not contemplate that the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of such other person as may be recommended by the Board in place of such nominee.

     The affirmative vote of a plurality of the votes cast is required to elect the directors. Abstentions from voting on this proposal (including broker non-votes) will have no effect on the outcome of the vote. As a result of the Investors' Agreement the holders of a majority of the outstanding shares of Common Stock are obligated to vote for the nominees for election as directors. It is expected, therefor, that the nominees for director will be elected regardless of the vote by stockholders not a party to the Investors' Agreement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

     Information about the nominees for election as directors and incumbent directors, including biographical and employment information, is set forth below.

NOMINEES FOR ELECTION AS DIRECTORS

     Mitchell J. Blutt, M.D., 42, for a term expiring in 2002. Dr. Blutt has been the Executive Partner of Chase Capital Partners, the sole general partner of CEA (global private equity financing) since prior to 1994, has been an Adjunct Assistant Professor of Medicine at the New York Hospital/Cornell Medical Center since prior to 1994, and is a Board Certified Internist. Dr. Blutt also serves as a director of Hanger Orthopedic Group.

     David V. Harkins, 58, for a term expiring in 2002. Mr. Harkins has been employed by Thomas H. Lee Company since 1986 and currently serves as a Senior Managing Director. Mr. Harkins is also the President and Trustee of Trust III, the General Partner of Advisors III, which is the General Partner of Equity Fund III and Chairman of National Dentex Corporation since 1983. Mr. Harkins is a director of Cott Corporation, Stanley Furniture Company, Inc., Syratech Corporation, Freedom Securities Corp., Metris Companies and several private corporations.

     Paul M. Meister, 46, for a term expiring in 2002. Mr. Meister has been Vice Chairman of the Board and Executive Vice President and Chief Financial Officer of Fisher since March 1998, and was Senior Vice President and Chief Financial Officer of Fisher from prior to 1994 to March 1998. Prior to that time, he was Senior Vice President of Abex Inc. ("Abex") (aerospace products and services) from prior to 1994 to 1995. Mr. Meister is a member of the Board of Directors of M & F Worldwide Corp., The General Chemical Group Inc. ("General Chemical") (Vice Chairman), GenTek Inc. ("GenTek") (will be Vice Chairman) and Minerals Technologies Inc.

INCUMBENT DIRECTORS

     Anthony J. DiNovi, 36, term expires in 2000. Mr. DiNovi has been employed by Thomas H. Lee Company since 1988 and currently serves as a Managing Director. Mr. DiNovi is also Vice President and Trustee of Trust III, the general partner of the Advisors III, which is the general partner of the Equity Fund III and Vice President of Thomas H. Lee Advisors I and T.H. Lee Mezzanine II, affiliates of ML-Lee Acquisition Fund, L.P., and ML-Lee Acquisition Fund II (Retirement Accounts) L.P., respectively. Mr. DiNovi also serves as a director of Eye Care Centers of America, Inc., Safelite Glass Corp., The Learning Company, Inc. and several private corporations.

     Paul M. Montrone, 57, term expires in 2000. Mr. Montrone has been Chairman of the Board of Fisher since March 1998, Chief Executive Officer of Fisher since prior to 1994, and served as President from prior to 1994 to 1998. Mr. Montrone was Vice Chairman of Abex from prior to 1994 to June 1995. Since August 1994, he has been Chairman of the Board of General Chemical and was President from prior to 1994 to August 1994. Mr. Montrone will also be Chairman of the Board of GenTek and is a director of Waste Management, Inc.

     Scott M. Sperling, 41, term expires in 2000. Mr. Sperling has served as a Managing Director of Thomas H. Lee Company since July 1994. He is also Vice President and Trustee of Trust III, the general partner of Advisors III, which is the general partner of Equity Fund III For the ten years prior to 1994, Mr. Sperling was Managing Partner of The Aeneus Group, Inc., the private capital affiliate of the Harvard Management Company. Mr. Sperling is also a director of The Learning Company, Livent, Inc., General Chemical, Safelite Glass Corp. and several private corporations.

     Robert A. Day, 55, term expires in 2001. Mr. Day has been Chairman of the Board and Chief Executive Officer of Trust Company of the West (investments) since prior to 1994 and Chairman and President of W.M. Keck Foundation (philanthropic organization) since 1996. Mr. Day is also a director of Freeport-McMoran Inc.

     Michael D. Dingman, 67, term expires in 2001. Mr. Dingman was Chairman of the Board of Fisher from prior to 1994 until 1998. He has been President of Shipston Group Ltd. (international investments) since 1994. Mr. Dingman was Chairman of the Board and Chief Executive Officer of Abex from prior to 1994 until June 1995. From prior to 1994 until August 1994, he was Chairman of the Board and Chief Executive Officer of General Chemical. Mr. Dingman is also a director of Ford Motor Company and Teekay Shipping Ltd.

     Kent R. Weldon, 31, term expires in 2001. Mr. Weldon worked at Thomas H. Lee Company, a private equity investment firm, from 1991 to 1993, rejoined in 1995 and currently serves as a Vice President of THL Co. From 1989 to 1991, Mr. Weldon worked in the Mergers & Acquisitions Department of Morgan Stanley & Co., Incorporated. From 1993 to 1995, Mr. Weldon attended the Harvard Graduate School of Business Administration. Mr. Weldon is a Vice President of Trust III, the General Partner of Advisors III, which is the General Partner of Equity Fund
III. Mr. Weldon also serves as a director of Syratech Corporation and other private corporations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the SEC and The New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended December 31, 1998, the
Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board met four times during 1998. Each of the members of the Board attended at least 75% of the meetings of the Board and of the Board committees on which he served. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. During 1998, the Audit Committee met twice, the Compensation Committee met two times, the Executive Committee did not meet and the Nominating Committee met once.

     The Audit Committee of the Board consists of Messrs. Blutt, Day, Dingman, Harkins and Weldon, with Mr. Day serving as Chairman. It is responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and the results of the audit with the independent accountants; reviewing with management and the independent accountants the Company's year-end operating results; considering the adequacy of the internal accounting and control procedures of Fisher; reviewing the non-audit services to be performed by the independent accountants, if any, and considering the effect of such performance on the accountants' independence.

     The Compensation Committee of the Board consists of Messrs. Day, Dingman and Sperling, with Mr. Dingman serving as Chairman. It is responsible for the review and recommendation of compensation arrangements for directors and officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans of Fisher and its subsidiaries.

     The Executive Committee of the Board consists of Messrs. Montrone, DiNovi, Meister and Sperling, with Mr. Montrone serving as Chairman. It has been delegated the powers of the full Board to the extent permitted under Delaware Law.

     The Nominating Committee of the Board consists of all members of the Board, with Mr. Meister serving as Chairman. It is responsible for the nomination of persons for election to the Board in accordance with the Investors' Agreement. As a result of the provisions of the Investors' Agreement regarding the nomination of directors, the Nominating Committee does not intend to consider nominees recommended by stockholders that are not parties to the Investors' Agreement. The Bylaws of the Company prescribe an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination to the Secretary of Fisher. The requirements as to the form and timing of that notice are specified in the Bylaws. The Company's Bylaws provide that any stockholder of record wishing to nominate candidates for election as directors must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive office, not less than 30 days nor more than 60 days prior to the meeting. In the event, however, that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the inspectors of election determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Stockholder recommendations may be sent to the Nominating Committee, c/o Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     The non-employee directors of Fisher other than Messrs. DiNovi, Harkins, Sperling and Weldon (the "THL Directors") and Dr. Blutt are entitled to receive cash compensation and compensation pursuant to the plans described below.

     Cash Compensation. Eligible directors receive compensation of $40,000 per year, with no additional fees for attendance at Board or committee meetings. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of Fisher Scientific International Inc., eligible directors may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a later calendar year specified by the director.

     Retirement Plan for Non-Employee Directors. Pursuant to the Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc., an eligible director, who retires from the Board with at least five years of service as a non-employee director is eligible for an annual retirement benefit for the remainder of the director's lifetime. The annual retirement benefit is equal to 50% of the director's fee in effect at the date of the director's retirement for a director who retires with five years of service and is increased by 10% of the director's fee in effect at the date of the director's retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a director, or for directors who retire at age 70 regardless of the length of service.

COMPENSATION OF EXECUTIVE OFFICERS

                         I. SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the President and Chief Executive Officer and each of Fisher's four other most highly compensated executive officers (the "Named Executives") for services in all capacities to Fisher and its subsidiaries during or with respect to 1996, 1997 and 1998.

                                                                           LONG TERM
                                                                          COMPENSATION
                                                           ANNUAL         ------------
                                                      COMPENSATION(1)      SECURITIES
                                                     ------------------    UNDERLYING     ALL OTHER
                                                     SALARY      BONUS      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                            ($)        ($)        (#)(2)         ($)(3)
---------------------------                          -------    -------   ------------   ------------
Paul M. Montrone............................  1998   590,000    590,000    1,906,959       568,036
  Chairman of the Board and                   1997   540,000          0            0        53,880
  Chief Executive Officer                     1996   540,000    475,000            0        82,258

Paul M. Meister.............................  1998   410,000    410,000    1,195,634        75,604
  Vice Chairman of the Board, Executive       1997   360,000          0            0        26,430
  Vice President and Chief Financial Officer  1996   360,000    315,000            0        32,964

David T. Della Penta (4)....................  1998   316,442    316,000      650,000       313,378
  President and Chief Operating Officer

Denis N. Maiorani...........................  1998   300,000    250,000      186,474         8,018
  President, Fisher Scientific Worldwide      1997   300,000          0       22,500         8,018
                                              1996   275,000    185,000       22,580         5,453

Todd M. DuChene (5).........................  1998   212,500    150,000      121,600         4,713
  Vice President and General Counsel          1997   200,000          0        7,500         2,500
                                              1996    31,232     60,000       40,000       156,400

---------------

(1) Includes amounts deferred by each Named Executive under Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.

(2) Numbers for fiscal 1996 and 1997 are prior to the Merger and have not been adjusted to reflect a 5-for-1 stock split effected following the Merger to stockholders of record on March 19, 1998.

(3) Amounts listed in this column reflect Fisher's matching contributions to Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program and the value of supplemental life insurance programs for 1998. Amounts attributable to such supplemental life insurance programs are as follows: Mr. Montrone $191,636, Mr. Meister $67,404 and Mr. Della Penta $7,378; and for Mr. Montrone the value of a federal tax gross-up payment made to the federal government as a result of the Merger. Amounts attributable to Fisher's matching contributions under the Fisher Savings and Profit Sharing Plan and Executive Retirement and Savings Program are as follows: Mr. Montrone $11,800, Mr. Meister $8,200, Mr. Della Penta $6,000,

    Mr. Maiorani $6,000 and Mr. DuChene $4,250. Amounts for Mr. Della Penta and Mr. DuChene also include sign-on bonuses paid to each executive at the time he joined the Company.

(4) Mr. Della Penta joined the Company in April 1998.

(5) Mr. DuChene joined the Company in November, 1996.

                     II. OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted during 1998 to the Named Executives.

                                                PERCENT OF
                                 NUMBER OF        TOTAL
                                 SECURITIES      OPTIONS
                                 UNDERLYING     GRANTED TO    EXERCISE
                                  OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION       GRANT DATE
NAME                              GRANTED      FISCAL YEAR     ($/SH)       DATE      PRESENT VALUE($)(1)
----                             ----------    ------------   --------   ----------   -------------------
Paul M. Montrone...............  1,348,626(2)     17.87         9.65     01/21/2008        2,862,191
Paul M. Montrone...............    300,000(3)      3.98        19.30     01/21/2008          400,201
Paul M. Montrone...............    258,333(4)      3.42        28.95     01/21/2008          213,146
Paul M. Meister................    812,302(2)     10.77         9.65     01/21/2008        1,723,950
Paul M. Meister................    125,000(3)      1.66        19.30     01/21/2008          166,750
Paul M. Meister................    258,332(4)      3.42        28.95     01/21/2008          213,145
David T. Della Penta...........    325,000(5)      4.30         9.65     03/06/2008        1,104,604
David T. Della Penta...........    325,000(6)      4.30        19.30     03/06/2008          502,786
Denis N. Maiorani..............     76,474(2)      1.01         9.65     01/21/2008          231,026
Denis N. Maiorani..............    110,000(3)      1.46        19.30     01/21/2008          146,740
Todd M. DuChene................     61,600(2)      0.82         9.65     01/21/2008          186,092
Todd M. DuChene................     60,000(3)      0.80        19.30     01/21/2008           80,040

---------------

(1) The estimated grant date present value reflected in this column is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected above include (i) a stock price as indicated in the table above, equal to the fair market value of the underlying stock on the date of grant adjusted for a 33% or 25% discount, depending upon the specific type of option; (ii) options are exercised at the end of a five year period; (iii) interest rates representing the interest rate on U.S. Treasury securities with maturity dates of five years as of the date of grant; and (iv) volatility of approximately 50.0%. The ultimate value of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

(2) Vesting Options granted pursuant to the Fisher Scientific International Inc. 1998 Equity and Incentive Plan (the "1998 Plan"). Options become exercisable in equal installments in each of the first three anniversaries of the date of grant with respect to Messrs. Montrone and Meister, and in equal installments in each of first five anniversaries of the grant with respect to Messrs. Della Penta, Maiorani and DuChene. The option grants for Messrs. Montrone, Meister, Maiorani and DuChene reflect the option conversion program whereby each Fisher employee electing to convert the spread value of existing options into Common Stock and to retain Common Stock in the Merger, was granted an option to purchase 0.6 shares of Common Stock for each share of Common Stock so converted or retained.

(3) Management Performance Options granted pursuant to the 1998 Plan. The Management Performance Options have a ten year term and vest nine years from the date of grant or earlier upon a change in control of the Company in which the THL entities have received a compounded annual return of 30% on their equity investment.

(4) Executive Performance Options granted pursuant to the 1998 Plan. Options are fully vested on the date of grant and have a ten year term, during which the option holder will have the right to require the Company to repurchase said options ("put") for a price of $5 million. If the put is exercised, the Company will be obligated to pay the purchase price on a date which is one year and two business days following the exercise or the date the executive is no longer a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code. Interest on the amount owed to the executive shall accrue at the prime rate from the date of exercise until paid concurrently with the $5 million payment.

(5) Options granted in connection with the execution of Mr. Della Penta's employment agreement with the Company. The options have a ten year term and are exercisable in five equal installments, provided that 250,000 of the options may be exercised two years from the date of grant in a manner designed to provide Mr. Della Penta $2,750,000 of value.

(6) Options granted in connection with the execution of Mr. Della Penta's employment agreement with the Company. The options have a ten year term and are exercisable nine years from the date of grant or earlier upon a change in control of the Company in which the THL Entities have received a compounded annual return of 30% on their equity investment, provided, however, that 250,000 of the options may be exercised two years from the date of grant in a manner designed to provide Mr. Della Penta $1,750,000 of value.

              III. AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each Named Executive with regard to shares acquired on the exercise of options, the aggregate stock options held on December 31, 1998, and the value of in-the-money stock options held as of December 31, 1998.

                                                                     NUMBER OF
                                                                    SECURITIES            VALUE OF
                                                                    UNDERLYING           UNEXERCISED
                                                                    UNEXERCISED         IN-THE-MONEY
                                                                    OPTIONS AT           OPTIONS AT
                                      SHARES                     DECEMBER 31, 1998    DECEMBER 31, 1998
                                     ACQUIRED        VALUE         EXERCISABLE/         EXERCISABLE/
                                    ON EXERCISE     REALIZED       UNEXERCISABLE      UNEXERCISABLE(2)
NAME                                    (#)          ($)(1)             (#)                  ($)
----                                -----------    ----------    -----------------    -----------------
Paul M. Montrone..................    609,833      11,641,634       0/1,906,959         0/13,962,201
Paul M. Meister...................    411,366       7,107,651       0/1,195,634          0/8,377,663
David T. Della Penta..............          0               0         0/650,000          0/3,510,000
Denis N. Maiorani.................     95,080       1,173,284         0/186,474            0/845,197
Todd M. DuChene...................     47,500         441,250         0/121,600            0/664,360

---------------

(1) Excess of the value of the underlying securities at the time of exercise over the exercise price. All of the options exercised were exercised in connection with the Merger. Pursuant to the Merger Agreement, at the Effective Time, the holders of each outstanding option immediately prior to the Effective Time became entitled to receive, with respect to each option, either (i) the cash price of $9.65 per share less the exercise price applicable to each Option or (ii) shares of Fisher Common Stock equal to the "spread value" of such options divided by $9.65. Messrs. Montrone, Meister, Maiorani and DuChene elected to receive 1,206,385, 736,540, 60,790 and 36,000 shares of Fisher Common Stock, respectively.

(2) Excess of the value of the underlying securities at December 31, 1998 of $19.875 over the exercise price.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVES

     Fisher has entered into an Amended and Restated Employment Agreement dated January 21, 1998 with Mr. Montrone (the "Montrone Employment Agreement") and an Amended and Restated Employment Agreement dated January 21, 1998 with Mr. Meister (the "Meister Employment Agreement"). The Montrone Employment Agreement and the Meister Employment Agreement provide for a five-year evergreen term, an annual base salary at least equal to the basic salary in effect at the Effective Time, and bonus compensation of at least $475,000 and $315,000, respectively. Fisher has entered into an Employment Agreement dated March 31, 1988 with Mr. Della Penta (the "Della Penta Agreement"), which provides for a three year evergreen term, annual base salary of $450,000 and bonus target of 100% of base salary. Under the terms of the Montrone Employment Agreement and the Meister Employment Agreement, each of Messrs. Montrone and Meister may "put" all but not less than all of the Executive Performance Options back to the Company in exchange for $5 million. If the put is exercised, the Company will be obligated to pay the purchase price on the date which is one year and two business days following exercise or the date the executive is no longer a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code. Interest on the amount owed to the executive shall accrue at the prime rate from the date of exercise until paid concurrently with the $5 million payment. The Company has also entered into severance arrangements with each of Messrs. Maiorani and DuChene which provide that in the event that their employment is terminated in certain circumstances, such executive is entitled to receive payment equal to the sum of two times salary.

RETIREMENT PROGRAM

     Fisher maintains two retirement benefit programs: a tax qualified defined benefit plan available generally to all employees (the "Pension Plan") and the Executive Retirement and Savings Program, a non-qualified supplemental benefit plan (the "Supplemental Plan") pursuant to which retirement benefits are provided to certain executive officers and other eligible key management employees who are designated by the Compensation Committee.

     The following table shows the total estimated annual benefits payable under the Supplemental Plan in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories indicated in the table.

                                                       PENSION PLAN TABLE
ANNUALIZED                 ---------------------------------------------------------------------------
 AVERAGE                    10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
 EARNINGS                  OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
----------                 ----------   ----------   ----------   ----------   ----------   ----------
$  100,000 ..............   $ 15,000     $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500
   200,000 ..............     30,000       45,000       60,000       75,000       90,000      105,000
   400,000 ..............     60,000       90,000      120,000      150,000      180,000      210,000
   600,000 ..............     90,000      135,000      180,000      225,000      270,000      315,000
   800,000 ..............    120,000      180,000      240,000      300,000      360,000      420,000
 1,000,000 ..............    150,000      225,000      300,000      375,000      450,000      525,000
 1,200,000 ..............    180,000      270,000      360,000      450,000      540,000      630,000

     The years of service recognized under the Supplemental Plan generally include all service with Fisher and its predecessors. The credited years of service as of December 31, 1998 under the Supplemental Plan for each of the Named Executives, are as follows: Mr. Montrone, 28 years; Mr. Meister, 17 years; Mr. Della Penta, 1 year;

Mr. Maiorani, 3 years; and Mr. DuChene, 2 years. Compensation recognized under the Retirement Program generally includes a participant's base salary and annual bonus compensation (including any amounts deferred). Retirement benefits are calculated based upon the average of a participant's recognized compensation for any five years out of the final ten consecutive years of credited service that produce the highest average and are not subject to offset or reduction for social security benefits. Under this formula, the average recognized compensation under the Supplemental Plan for each of the Named Executives as of December 31, 1998 was: Mr. Montrone $1,000,500, Mr. Meister $598,000, Mr. Della Penta $766,000, Mr. Maiorani $436,667, and Mr. DuChene $272,884.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1998 the Compensation Committee of the Board consisted of Messrs. Day, Dingman and Sperling.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's compensation program is administered by the Compensation Committee of the Board (the "Committee") which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Committee's primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, motivate these executives to achieve Fisher's business objectives, and strengthen the link between management and shareholder interests. To achieve these objectives, the Committee expects to retain those compensation plans that tie a substantial portion of an executive's overall compensation to Fisher's performance.

     The principal elements of Fisher's executive compensation program consist of base salaries and incentive variable compensation in the form of annual bonus, stock options and other long-term compensation awards. The policies of the Compensation Committee with respect to the base salary and incentive compensation awarded to the Company's senior executives, including Mr. Montrone, Fisher's Chairman of the Board and Chief Executive Officer, are discussed below.

     Base Salaries. Base salaries for Company executive officers are determined by the Committee and are subject to periodic review and evaluation based on individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. Mr. Montrone's base salary was increased from $540,000 to $640,000 per annum in 1998. In connection with the Merger, the Company has entered into an Amended and Restated Employment Agreement with Mr. Montrone (the "Montrone Employment Agreement") which provides for an annual base salary at least equal to the base salary in effect at the Effective Time.

     Annual Incentive Compensation. Pursuant to a component of the Fisher Scientific International Inc. Incentive Compensation Plan (the "ICP") approved by Fisher stockholders in 1994, annual cash incentive awards are payable to the extent that annual Company and individual business performance objectives specified by the Committee are attained. Company and individual performance objectives may be based on a variety of factors, including stock price appreciation; sales, net income and cash flow; and the level of individual contribution to the success of the Company as well as compensation opportunities under other Fisher incentive plans. Based on the performance of the Company in 1998, Mr. Montrone was awarded a bonus of $590,000 for 1998.

     Long-Term Incentive Compensation. The Committee expects to endeavor to foster an ownership culture that encourages superior performance by Fisher's executive officers and employees through the use of stock-based compensation plans designed to increase stock ownership throughout the Company. To that end, in connection with the Merger at the Effective Time, executive officers and management were awarded 3,953,982 options to purchase shares of Common Stock, having an exercise price of $9.65 per share, 2,475,500 options to purchase shares of Common Stock having an exercise price of $19.30 per share, and 516,665 options to purchase shares of Common Stock having an exercise price of $28.95 per share pursuant to the Company's 1998 Equity and Incentive Plan. The Committee in its discretion will determine subsequent awards.

     Compliance with Section 162(m). The Committee believes that, unless circumstances warrant an exception, Fisher should only pay compensation to its executive officers in excess of $1 million if such excess amount is performance-based compensation exempt from the limit on deductibility under
Section 162(m) of the Internal Revenue Code of 1986, as amended. To this end, the Committee has set forth for approval by Fisher stockholders at the Annual Meeting the 1998 Plan described below, in order that any grants made to executive officers thereunder would be exempt from the limitations contained in
Section 162(m).

                                          The Compensation Committee
                                          of the Board of Directors

                                          Michael D. Dingman, Chairman
                                          Robert A. Day
                                          Scott M. Sperling

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1993 in each of (i) Fisher Common Stock, (ii) the Media General Composite Market Value Index (the "Media General Index") and (iii) the Media General Scientific/Technical Instrument Industry Index (the "Scientific/Tech Instruments Index"):

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                           AMONG FISHER COMMON STOCK,

                                                    FISHER SCIENTIFIC            SCIENTIFIC/TECH              MEDIA GENERAL
                                                      INTERNATIONAL                INSTRUMENTS                    INDEX
                                                    -----------------            ---------------              -------------
12/31/93                                                    100                         100                         100
12/30/94                                                  70.15                         114                       99.17
12/29/95                                                  94.84                      156.58                      128.58
12/31/96                                                 133.82                      182.81                      155.28
12/31/97                                                 136.14                      226.27                      201.64
12/31/98                                                 284.21                      227.51                      246.49

ASSUMES $100 INVESTED ON DEC. 31, 1993 ASSUMES DIVIDEND REINVESTED FISCAL YEAR ENDING DEC. 31, 1998


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

     In connection with the Merger, the Company entered into Management Agreements ("the "Management Agreements") with each of Thomas H. Lee Company ("THL") and Equity Fund III. Pursuant to the Management Agreements, each of THL and Equity Fund III will provide Fisher with financial and strategic corporate planning and other management services as may be mutually agreed. Pursuant to the Management Agreements each of THL and Equity Fund III were paid at the Effective Time the sum of $6,000,000 and $14,000,000, respectively, and will be paid annually during the term of the Management Agreements the sum of $300,000 and $700,000, respectively. The Management Agreements have a seven-year term, each renewing annually thereafter until terminated by either party thereto on not less than ninety days notice.

     The Investors' Agreement, in addition to providing for the size of the Board and the nomination and election of directors to serve thereon, contains restrictions on transfer of shares held by the parties to the agreement. The Investors' Agreement also provides to the THL Entities and the Management Investors certain preemptive rights and limits the ability of the DLJ Entities, CEA, the ML Entities and the Management Investors to purchase Common Stock other than in accordance with the preemptive rights provisions of the agreement.

     The Investors' Agreement provides certain registration rights to the THL Entities which permit the THL Entities to require the Company to register for sale under the Securities Act of 1933, as amended (the "Securities Act"), Common Stock held by the THL Entities. The THL Entities may not require more than six such registrations. Following the sale by the THL Entities of more than 20% of Common Stock directly or indirectly held by them, the Management Directors may require the Company to register for sale under the Securities Act Common Stock held by them. The Investors' Agreement provides "piggyback" registration rights to the remaining parties to the agreement. Under the terms of the Investors' Agreement, the Company may not grant registration rights to third parties, which conflict with or reduce the registration rights provided to the parties to the Investors' Agreement.

     The Company, The Chase Manhattan Bank, Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. are parties to a credit agreement dated January 21, 1998, as amended (the "Credit Agreement") providing for $294.2 million in term loans and a $175 million revolving credit facility. The proceeds of the term loans, the proceeds of the $400 million 9% Senior Subordinated Notes due 2008 and proceeds under the Company's $150 million Receivables Securitization Facility were used to fund the recapitalization in connection with the Merger. The Chase Manhattan Bank acts as administrative agent for the syndicate of lenders providing the facility and Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. acts as syndicate agent and documentation agent, respectively.

     Borrowings made under the revolving credit facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points, or the Prime Rate plus 125 basis points. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to 1/2% of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

     Tranche A of the term facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points or the Prime Rate plus 125 basis points; Tranche B of the term facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 250 basis points or the Prime Rate plus 150 basis points; and Tranche C of the term facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 275 basis points or the Prime Rate plus 175 basis points.

     The LIBOR and Prime Rate margins will be subject to reductions, based on various tests of the Company's financial performance. Prime Rate interest will be payable monthly in arrears. LIBOR interest will be payable in arrears at the earlier of (i) the end of the applicable interest period and (ii) quarterly. LIBOR borrowings are available in 1-, 2-, 3- or 6-month interest periods. The revolving credit facility expires six (6) years from the Effective Time. The Tranche A, B and C facilities amortize semi-annually beginning on June 30, 1999 and mature 6, 7 and 7.75 years, respectively, after the Effective Date.

     The obligations of Fisher and the subsidiary borrowers under the Credit Agreement are secured by substantially all assets of the Company and its material domestic subsidiaries, a pledge of the stock of all domestic subsidiaries, and a pledge of 65% of the stock of material foreign subsidiaries, which are direct subsidiaries of the Company or one of its material domestic subsidiaries. Obligations of each foreign subsidiary borrower are secured by a pledge of 100% of the shares of such borrower. The obligations of Fisher and the subsidiary borrowers are further guaranteed by Fisher and each material domestic subsidiary of Fisher.

     The Credit Agreement contains covenants of the Company and the subsidiary borrowers, including, without limitation, restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations,
(iv) minority investments, (v) the payment of cash dividends to shareholders, and (vi) various financial covenants. The financial covenants include requirements to maintain certain levels of interest coverage, debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") and minimum EBITDA and to limit capital expenditures. The Company is in compliance with all covenants at December 31, 1998. Pursuant to the terms of the Credit Agreement, and subject to applicable grace periods, in certain circumstances, the Company would be in default upon the nonpayment of principal or interest when due under such agreement or, upon the nonfulfillment of the covenants described above, certain changes in control of the ownership of the Company or various other defaults described therein. If such a default occurs, the lenders under the Credit Agreement would be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Credit Agreement and may require all such amounts to be immediately paid in full. Loans under the Term Facility are required to be prepaid with 50% of excess cash flow (as defined in the Credit Agreement and subject to certain limits as specified therein) and certain equity issuances of the Company, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company.

     The Receivables Securitization Facility relates to the sale, on a revolving basis, of certain of the accounts receivable of Fisher Scientific Company, L.L.C., a Delaware limited liability corporation ("FSC"), to a bankruptcy remote subsidiary of FSC that entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. As of December 31, 1998, the Company sold $105.2 million under the Receivables Securitization. The facility has a maturity of five years, and the effective interest rate is approximately LIBOR plus 50 basis points.

     On January 21, and November 20, 1998, the Company issued $400 million and $200 million, respectively, of 9% Senior Subordinated Notes ("9% Notes"). The 9% Notes issued in January were issued at par while the 9% Notes issued in November were issued net of a $7 million discount. The 9% Notes will mature on February 1, 2008 with interest payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. The 9% Notes are unsecured senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness and rank pari passu in light of payment with all other existing and future senior subordinated indebtedness of the Company. The 9% Notes are redeemable at the option of the Company at any time after February 1, 2003 at an initial redemption price of 104.5%, declining ratably to par on or after February 1, 2006. In addition, on or prior to February 1, 2001, the Company may redeem up to 40% of the original principal amount of the 9% Notes at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings, provided that at least 60% of the aggregate principal amount of the 9% Notes originally issued remains outstanding immediately after the occurrence of such redemption. Upon a Change of Control Triggering Event (as defined in the Indenture under which the 9% Notes are issued), the Company will be required to make an offer to purchase all outstanding 9% Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     The Indenture under which the 9% Notes are issued contains covenants that restrict, among other things, (i) the ability of the Company and its subsidiaries to incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) merge or consolidate with any other person, (iv) minority investments, and (v) other various covenants that are customary for transactions of this type.

     The Company currently leases space at its corporate headquarters to Latona Associates Inc., a merchant banking firm owned by Mr. Montrone. Under the terms of the lease, the Company leases an aggregate 15,000 square feet of space for $200,000 per year.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee of the Board, the Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the 1999 fiscal year and hereby requests that the stockholders ratify such appointment.

     THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

                SUBMISSION OF PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at Fisher's annual meetings, consistent with regulations adopted by the SEC and the By-laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders must be received by Fisher at its principal executive offices not later than December 12, 1999. Proposals to be timely submitted for stockholder action at Fisher's 2000 Annual Meeting must be received by Fisher at its principal executive offices not less than 30 days nor more than 60 days prior to the 2000 Annual Meeting. Proposals should be directed to the attention of the Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for the year 1998 and this proxy statement are being mailed together to all stockholders of the Company of record on April 5, 1999, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          TODD M. DUCHENE
                                          Vice President --
                                          General Counsel and Secretary

April 12, 1999

     THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITTEN REQUEST FROM THE OFFICE OF THE SECRETARY, FISHER SCIENTIFIC INTERNATIONAL INC., LIBERTY LANE, HAMPTON, NH 03842.

--------------------------------------------------------------------------------

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                          ANNUAL MEETING, MAY 11, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Messrs. Paul M. Montrone, Paul M. Meister and Todd M. DuChene, each with power of substitution, are hereby authorized to vote all shares of common stock of Fisher Scientific International Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Fisher Scientific International Inc. to be held on Tuesday, May 11, 1999, and at any adjournments, as specified on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

              (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE
          REVERSE SIDE HEREON AND RETURN IT IN THE ENCLOSED ENVELOPE.)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
A vote FOR Proposals 1 and 2 is recommended by the Board of Directors.


                                                                                                                 Please mark   [ X ]
                                                                                                               your votes as
                                                                                                                indicated in
                                                                                                                this example

1. Election of Directors for the term expiring at the Annual Meeting in 2002.             2. Ratify the appointment of Deloitte &
                                                                                             Touche LLP as independent public
                                         Nominees: Mitchell J. Blutt, David V. Harkins       auditors of the Company.
                                                   and Paul M. Meister
   FOR EACH          WITHHOLD AUTHORITY
   NOMINEE            TO VOTE FOR EACH                                                        FOR      AGAINST       ABSTAIN
   LISTED             NOMINEE LISTED
    [   ]                 [   ]         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR     [   ]      [   ]         [   ]
                                        ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME
                                        ON THE SPACE PROVIDED BELOW.

                                        -------------------------------------

                                                                                           3. In their discretion, on such other
                                                                                              business as may properly come before
                                                                                              the meeting.


                                                                                      A MAJORITY (OR IF ONLY ONE, THEN THAT ONE)
                                                                                      OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO
                                                                                      SHALL BE PRESENT AND ACTING AT THE MEETING
                                                                                      SHALL HAVE THE POWERS CONFERRED HEREBY.

                                                                                      DATED:                                 , 1999.
                                                                                            ---------------------------------

                                                                                      ----------------------------------------------

                                                                                      ----------------------------------------------

                                                                                      SIGNATURE OF STOCKHOLDER(S)-PLEASE SIGN NAME
                                                                                      EXACTLY AS IMPRINTED (??????). PLEASE INDICATE
                                                                                      ANY CHANGE OF ADDRESS.

                                                                                      NOTE: EXECUTORS, ADMINISTRATORS, TRUSTEES AND
                                                                                      OTHERS SIGNING IN A REPRESENTATIVE CAPACITY
                                                                                      SHOULD INDICATE THE CAPACITY IN WHICH THEY
                                                                                      SIGN. IF SHARES ARE HELD JOINTLY, EACH HOLDER
                                                                                      SHOULD SIGN.

                                                                                      PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.
------------------------------------------------------------------------------------------------------------------------------------

                              FOLD AND DETACH HERE